Exhibit 23.2

Consent of Independent Auditors

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement on Form S-4 of our report dated July 17, 2020, relating to the financial statements of RareGen, LLC, which is contained in this proxy statement/prospectus.

We also consent to the reference to us under the caption “Experts” in this proxy statement/prospectus.

/s/ BDO USA, LLP

Richmond, Virginia

September 14, 2020